Exhibit 10.1

EXPATRIATE LETTER AGREEMENT
(US ASSIGNMENT)

Dear Gaël,

We are pleased to confirm your assignment to AptarGroup, Inc. (the “Company”) in Congers, New York, USA.

You are currently an employee of Aptar Europe Holding SAS under an unlimited term contract and commenced employment with the group on April 19th, 1995 (the “French Contract”).

The aim of the present amendment is to clarify the modifications to your employment contract resulting from your assignment.

1 – EFFECTIVE DATA/POSITION/LINE REPORTING

From January 1st, 2022 and provided you obtain your US social security number, you will be working as President of Pharma Segment within AptarGroup, Inc. based in Congers, New York, USA. You will continue to report to Stephan Tanda, President and Chief Executive Officer of AptarGroup, Inc.

2 – DURATION OF THE ASSIGNMENT

Your expatriate assignment in the United States is expected to last three (3) years. This duration may be extended, with joint agreement between the parties. The total duration of the assignment will not exceed five (5) years. Your existing French Contract will be suspended in accordance with the Suspension of the French Contract attached hereto as Exhibit A.

3 - COMPENSATION

Annual Reference base salary

During the Term, except as otherwise provided in this Agreement, you will be entitled to the compensation and benefits consistent with similarly-situated employees of the Company on an expatriate assignment or as otherwise approved by the Management Development and Compensation Committee of the Board of Directors of the Company.

The application of a “goods and services” allowance calculated by ORC Inc. or other equivalent service provider.

Goods and Services Allowance. The Executive shall receive a local goods and services allowance in accordance with the Company’s expatriate relocation policy.

AptarGroup, Inc.

265 Exchange Dr., Suite 100
Crystal Lake, IL 60014, U.S.A.

aptar.com

4 – HOUSING

The Company will provide a housing allowance for the rental of an apartment or home in an area within a reasonable commuting distance to the Company’s Congers, NY office and your dependent(s) school and as mutually agreed to between you and the Company. If you elect housing that results in a cost in excess of this allowance, you will pay the difference. In addition, in the event you require to relocate because of the location of the Company’s offices in the United States (the “Host Country”), the Company agrees to pay reasonable moving expenses with respect to such relocation.

5 – EDUCATIONAL ASSISTANCE

Educational Assistance. The Company will pay the cost of private schooling for primary or secondary (i.e., high school) international schools located in the Host Country that are mutually agreed to between you and the Company for your dependents. If you arrange for private schooling in excess of the amount reimbursable by the Company, the difference in cost shall be your responsibility.

6 – SOCIAL COVERAGE

Health Insurance. You and your dependents will be eligible to participate in the Company’s international health insurance plan, subject to the terms and conditions of such plan.

7 - ANNUAL TRAVEL

Annual Travel. The Company shall pay two (2) time during each calendar year the round trip airfare for Executive and Executive’s immediate family to visit France (the “Home Country”).

8 – COMPANY CAR

The Company will provide you with an automobile for your use in the Host Country, with insurance, maintenance, fuel, taxes, and registration costs for this vehicle borne by the Company.

9 – TAXES AND EQUALIZATION

Taxes and Equalization. During your assignment in the Host Country, you will continue to be responsible for the payment of taxes as if you had remained in the Home Country. You will also be responsible for Host Country taxes on the income you earn while performing services in the Host Country. You will be entitled to tax equalization to minimize the effect of this dual taxation and to leave you in a net after-tax position equivalent to what you would experience if the you were subject to taxes in his Home Country. At the end of the tax year, a tax reconciliation shall be performed by the Company’s tax advisor and the Company’s tax advisor shall assist in the filing of Executive’s U.S. Federal, state and Host Country income tax returns, the cost of which shall be borne by the Company.

10 – SECTION 409A

The expatriate benefits provided are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. Payments under this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, and each payment hereunder shall be considered a separate payment. Any reimbursement payments will be made promptly and in accordance with company policy; however, in no event will reimbursement payments be made later than the end of the year following the year in which the expense was incurred. The amounts eligible for reimbursement provided in one taxable year will not affect the amounts eligible for reimbursement provided in any other taxable year, and the right to reimbursement will not be subject to liquidation or exchange for another benefit. In addition, any reimbursement for tax payments shall be made no later than the end of Executive’s taxable year next following the taxable year in which Executive remit the related taxes.

11 – END OF ASSIGNMENT

The End of the Assignment shall be governed by the provisions of the French Contract and the Suspension of the French Contract. A copy of the Suspension of the French Contract is attached hereto as Exhibit A.

12 - APPLICABLE LAW/COLLECTIVE AGREEMENT

This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to conflict of law provisions) of the State of New York.

13 – COMPETENT JURISDICTION

Each party hereto irrevocably (a) submits in any suit, action or proceeding arising out of or related to this Agreement to the exclusive jurisdiction of the United States District Court for the Southern District of New York and the jurisdiction of any court of the State of New York, New York City and (b) waives any and all objections to jurisdiction that it may have under the laws of the State of New York or the United States.

New York City, January 25, 2022

/s/ Stephan Tanda	/s/ Shiela Vinczeller
Stephan TANDA President and Chief Executive Officer, on behalf of AptarGroup, Inc. Date: January 25, 2022	Shiela VINCZELLER Chief Human Resources Officer, on behalf of AptarGroup, Inc. Date: January 25, 2022

/s/ Gaël Touya	/s/ Jean-Philippe Seveno
Gaël TOUYA Executive Date: January 25, 2022	Jean-Philippe SEVENO HR Director EMEA, on behalf of Aptar Europe Holding SAS Date: January 25, 2022

Exhibit A

Suspension of the French Contract

EMPLOYMENT CONTRACT AMENDMENT
SUSPENDING THE FRENCH CONTRACT

Dear Gaël,

We are pleased to confirm your assignment to AptarGroup, Inc. in Congers, New York, USA.

You are currently an employee of Aptar Europe Holding SAS under an unlimited term contract and commenced employment with the group on April 19th, 1995.

The aim of the present amendment is to clarify the modifications to your employment contract resulting from your assignment.

1 – EFFECTIVE DATA/POSITION/LINE REPORTING

From January 1st, 2022 and provided you obtain your US social security number, you will be working as President of Pharma Segment within AptarGroup, Inc. based in Congers, New York, USA. You will continue to report to Stephan Tanda, President and Chief Executive Officer of AptarGroup, Inc.

2 – SUSPENSION OF THE FRENCH CONTRACT

As the exercise of your position has to be made exclusively for AptarGroup, Inc., your employment contract with Aptar Europe Holding SAS will be suspended for the entire duration of your expatriation.

3 – DURATION OF THE ASSIGNMENT

Your expatriate assignment in the United States is expected to last three (3) years. This duration may be extended, with joint agreement between the parties. The total duration of the assignment will not exceed five (5) years.

4 – END OF ASSIGNMENT

4.1. If the project that you will be responsible for is suspended, postponed or stopped, AptarGroup, Inc. reserves the right to put an end to your expatriation period at any time that it sees fit after a notice period of six (6) months.

4.2. Likewise, if you would want to discontinue your assignment in the US before the end of the period mentioned above, and you would like to remain in our group, six (6) month notice should be given, except in exceptional circumstances.

4.3. At the end of the assignment, whether this is by arrival at the planned end or ending in advance, or for any reason and with any cause, your expatriation within AptarGroup, Inc. will automatically terminate and your employment contract with your home company would immediately and automatically come into force.

Aptar Europe Holding SAS will do everything possible to offer you a job that corresponds to the skills and the experience acquired on the date of return with a level of responsibility that comes as close as possible to the one assumed in the US.

In any case, we commit ourselves to reserving for you, on this basis, a job at Aptar Europe Holding SAS or with one of the companies in the group Aptar with your acquired years of service that will take into consideration the duration of your assignment in the US.

4.4 It is hereby expressly agreed that in case of resignation from your expatriation with AptarGroup, Inc., this resignation will be considered to be a resignation from your employment contract with your home company. Following this resignation, your French employment contract will immediately come into force and notice of three (3) months for your French contract will be due. The notice due for your French employment contract may be worked in the US with the prior agreement of Aptar Europe Holding SAS.

4.5 Return’s conditions

Removal costs (Sea and Air Freight) will be supported by your new entity (in the same conditions as when you started your expatriation).

The return flight airfare in business class from the US will be paid by your new entity.

You will benefit from a temporary accommodation for duration of four (4) weeks if necessary.

5 - APPLICABLE LAW/COLLECTIVE AGREEMENT

French law is applicable under reserve of the adherence by Mr. Gaël Touya of the stipulations of the local legislation and the regulations in force in the US that are considered to be of public order.

The present amendment is voluntarily placed in the application area of the National Collective Agreement for the Plastics Industry.

6 – COMPETENT JURISDICTION

In case of dispute concerning the interpretation, execution or termination of the present contract, the parties agree to bring their difference before the French courts.

Louveciennes, January 25, 2022

/s/ Stephan Tanda	/s/ Shiela Vinczeller
Stephan TANDA President and Chief Executive Officer, on behalf of AptarGroup, Inc. Date: January 25, 2022	Shiela VINCZELLER Chief Human Resources Officer, on behalf of AptarGroup, Inc. Date: January 25, 2022

/s/ Gaël Touya	/s/ Jean-Philippe Seveno
Gaël TOUYA Executive Date: January 25, 2022	Jean-Philippe SEVENO HR Director EMEA, on behalf of Aptar Europe Holding SAS Date: January 25, 2022